EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 and related Prospectus of Warwick Valley Telephone Company for the registration of 500,000 shares of its common stock of our reports dated March 15, 2010, with respect to the consolidated balance sheets of Warwick Valley Telephone Company as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2009, the effectiveness of internal controls over financial reporting as of December 31, 2009, and the financial statement schedule included in its Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ WithumSmith+Brown, PC

Princeton, New Jersey
September 8, 2010